As filed with the Securities and Exchange Commission on March 15, 2022

Registration No. 333-257581

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-1 ON

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Desktop Metal, Inc.

(Exact name of registrant as specified in its charter)

Delaware	83-2044042
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

63 3rd Avenue

Burlington, Massachusetts 01803

(978) 224-1244

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Meg Broderick
General Counsel
Desktop Metal, Inc.
63 3rd Avenue
Burlington, Massachusetts 01803
(978) 224-1244

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John H. Chory, Esq.

Emily E. Taylor, Esq. Latham & Watkins LLP

200 Clarendon Street

Boston, MA 02116

(617) 948-6000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

On June 30, 2021, Desktop Metal, Inc. (the “Company”) filed a registration statement with the Securities and Exchange Commission (the “SEC”) on Form S-1 (File No. 333-257581) (the “Registration Statement”). The Registration Statement, as amended, was declared effective by the SEC on July 16, 2021 and registered for resale by the selling stockholders identified in the prospectus therein of up to 3,376,696 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A common stock”).

This Post-Effective Amendment No. 1 to Form S-1 on Form S-3 (the “Post-Effective Amendment No. 1”) is being filed by the Company (i) to convert the Registration Statement into a registration statement on Form S-3 and (ii) to include updated information regarding the selling stockholders named in the prospectus, including a reduction in the number of shares of Class A common stock being offered by the selling stockholders to 2,986,353 shares of Class A common stock. No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

PROSPECTUS

Desktop Metal, Inc.

2,986,353 Shares of Common Stock

This prospectus relates to the resale, from time to time, of up to 2,986,353 shares of our Class A common stock, or the shares, by the selling stockholders identified in this prospectus, or the selling stockholders.

We will not receive any proceeds from the sale of the shares by the selling stockholders.

We will bear all costs, expenses and fees in connection with the registration of the shares of Class A common stock. The selling stockholders will bear all commissions and discounts, if any, attributable to their sales of the shares of Class A common stock.

Our Class A common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “DM”. On March 14, 2022, the closing sale price of our Class A common stock as reported on the NYSE was $3.55.

Our business and investment in our Class A common stock involve significant risks. These risks are described in the section titled “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 15, 2022.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. We are a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using a shelf registration statement, the selling stockholders may, from time to time, sell the shares in one or more offerings as described in this prospectus. When the selling stockholders offer and sell the shares, we or the selling stockholders may provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

Neither we, nor the selling stockholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholders will not make an offer to sell the shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospectus may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

When we refer to “Desktop Metal,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Desktop Metal, Inc. and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the potential holders of the shares.

We own or have rights to trademarks, trade names and service marks that we use in connection with the operation of our business. In addition, our name, logos and website name and address are our trademarks or service marks. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this offering memorandum are listed without the applicable ®, ™ and SM symbols, but we will assert, to the fullest extent under applicable law, our rights to these trademarks, trade names and service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our web site address is https://www.desktopmetal.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 15, 2022.

•	The Amendment to our Current Report on Form 8-K filed with the SEC on December 13, 2021.

•	The description of our Class A common stock contained in our Registration Statement on Form 8-A, filed with the SEC on March 13, 2019, including any amendments or reports filed with the SEC for the purpose of updating such description.

•	Part II, Item 8 of the Annual Report on Form 10-K of The ExOne Company filed on March 11, 2021, regarding the audited consolidated financial statements of The ExOne Company as of and for the years ended December 31, 2020 and 2019, including the auditor’s report thereon and the notes related thereto.

•	Part I, Item 1 of the Quarterly Report on Form 10-Q of The ExOne Company filed on November 12, 2021, regarding the unaudited interim consolidated financial statements of The ExOne Company as of September 30, 2021, and for the nine months ended September 30, 2021 and 2020 and the notes related thereto.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, prior to the termination of this offering but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Desktop Metal, Inc.
63 3rd Avenue
Burlington, Massachusetts 01803
(978) 224-1244

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

THE COMPANY

Desktop Metal is pioneering a new generation of additive manufacturing technologies focused on Additive Manufacturing 2.0, the volume production of end-use parts. We offer a comprehensive portfolio of integrated additive manufacturing solutions comprised of hardware, software, materials and services with support for metals, polymers, elastomers, ceramics, sands, composites, wood and biocompatible materials. Our solutions span use cases across the product life cycle, from product development to mass production and aftermarket operations, and they address an array of industries, including automotive, healthcare and dental, consumer products, heavy industry, aerospace, machine design and research and development. At Desktop Metal, we believe additive manufacturing, commonly referred to as 3D printing, is one of the most exciting and transformational technology innovations of our time. Our mission is to enable high volume production, while making additive manufacturing accessible to all engineers, designers and manufacturers. In doing so, we believe we will empower businesses to adopt radical, new approaches to design and production and enable the success of many of the high growth industries that will drive global economic growth in the years to come.

We were incorporated in September 2018 under the name Trine Acquisition Corp. (“Trine”). In December 2020, Trine acquired Desktop Metal, Inc., which was incorporated in 2015 (“Legacy Desktop Metal”), after which Legacy Desktop Metal became a wholly owned subsidiary of Trine. Following the acquisition, Trine changed its name to Desktop Metal, Inc. and Legacy Desktop Metal changed its name to Desktop Metal Operating, Inc.

Our principal executive offices are located at 63 Third Avenue in Burlington, Massachusetts 01803, and our telephone number is (978) 224-1244.

THE OFFERING

Issuer	Desktop Metal, Inc.

Shares of Class A Common Stock Offered by the Selling Stockholders	Up to 2,986,353 shares.

Use of Proceeds	We will not receive any proceeds from the sale of shares of Class A common stock by the selling stockholders.

Market for Class A Common Stock	Our Class A common stock is listed on the NYSE under the symbol “DM”.

Risk Factors	Investing in our Class A common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus for a discussion of factors you should carefully consider before investing in our common stock.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of Class A common stock by the selling stockholders.

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes some of the terms of our certificate of incorporation and bylaws and of the General Corporation Law of the State of Delaware. This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation and bylaws, each of which has been publicly filed with the SEC, as well as the relevant provisions of the DGCL.

Capital Stock

Our authorized capital stock consists of 500,000,000 shares of Class A common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Class A Common Stock

Holders of shares of Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of Class A common stock do not have cumulative voting rights in the election of directors.

In the event of our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to any future holders of preferred stock having liquidation preferences, if any, the holders of Class A common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of Class A common stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Class A common stock. The rights, powers, preferences and privileges of holders of the Class A common stock are subject to those of the holders of any shares of preferred stock that the board of directors may authorize and issue in the future.

Preferred Stock

Under the terms of the certificate of incorporation, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, powers, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock.

Additionally, the issuance of preferred stock may adversely affect the holders of Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the Class A common stock or subordinating the liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the Class A common stock.

Dividends

Declaration and payment of any dividend is subject to the discretion of our board of directors. The time and amount of dividends is dependent upon, among other things, our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations our board of directors may regard as relevant.

We currently intend to retain all available funds and any future earnings to fund the development and growth of our business, and therefore do not anticipate declaring or paying any cash dividends on Class A common stock in the foreseeable future.

Anti-Takeover Provisions

The certificate of incorporation and bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Shares

The authorized but unissued shares of Class A common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Class A common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Classified Board of Directors

Our certificate of incorporation provides that our board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three- year term. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board of directors.

Stockholder Action; Special Meetings of Stockholders

Our certificate of incorporation provides that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of capital stock would not be able to amend the bylaws or remove directors without holding a meeting of stockholders called in accordance with the bylaws. Further, our certificate of incorporation provides that only the chairperson of our board of directors, a majority of our board of directors, our Chief Executive Officer or our President may call special meetings of stockholders, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

In addition, our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting or special meeting of stockholders. Generally, in order for any matter to be “properly brought” before a meeting, the matter must be (a) specified in a notice of meeting given by or at the direction of our board of directors, (b) if not specified in a notice of meeting, otherwise brought before the meeting by our board of directors or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in person who (1) was a stockholder both at the time of giving the notice and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with the advance notice procedures specified in our bylaws or properly made such proposal in accordance with Rule 14a-8 under the Exchange Act and the rules and regulations thereunder, which proposal has been included in the proxy statement for the annual meeting. Further, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide timely notice in writing and in proper form to the secretary and (b) provide any updates or supplements to such notice at the times and in the forms required by our bylaws. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, our principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made.

Stockholders at an annual meeting or special meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a qualified stockholder of record on the record date for such meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of the outstanding voting securities until the next stockholder meeting.

Amendment of Certificate of Incorporation or Bylaws

Our bylaws may be amended or repealed by a majority vote of our board of directors or by the holders of at least sixty-six and two-thirds percent of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class. The affirmative vote of a majority of our board of directors and at least sixty-six and two-thirds percent in voting power of the outstanding shares entitled to vote would be required to amend certain provisions of our certificate of incorporation.

Limitations on Liability and Indemnification of Officers and Directors

Our certificate of incorporation and bylaws provide indemnification and advancement of expenses for our directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. We have entered into indemnification agreements with each of our directors and officers. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our certificate of incorporation and bylaws include provisions that eliminate the personal liability of directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of our company. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the our shares at the time of the transaction to which the action relates.

Forum Selection

Our certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware, to the fullest extent permitted by applicable law, is the sole and exclusive forum for: (i) any derivative action brought by a stockholder on behalf of the Company, (ii) any claim of breach of a fiduciary duty owed by any of our directors, officers, stockholders or employees, (iii) any claim against us arising under our certificate of incorporation, bylaws or the DGCL or (iv) any claim against us governed by the internal affairs doctrine. Our certificate of incorporation designates the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Transfer Agent and Registrar

The transfer agent and registrar for the Class A common stock is Continental Stock Transfer & Trust Company.

Trading Symbol and Market

Our Class A common stock is listed on the NYSE under the symbol “DM”.

SELLING STOCKHOLDERS

This prospectus covers the resale from time to time by the selling stockholders identified in the table below of up to 2,986,353 shares of our Class A common stock. In May 2021, we acquired Adaptive 3D Holdings, Inc. for an aggregate purchase price of $24.1 million in cash and 3,133,276 shares of our Class A common stock, or the A3D Acquisition. In June 2021, we acquired Aerosint SA for an aggregate purchase price of $5.0 million in cash and $12.5 million in shares of our Class A common stock, or the Aerosint Acquisition. We are registering the resale of the shares issued in the A3D Acquisition by the selling stockholders pursuant to a registration rights agreement entered into in connection with the A3D Acquisition and the resale of the shares issued in the Aerosint Acquisition by the selling stockholders pursuant to a share purchase agreement entered into in connection with the Aerosint Acquisition.

The selling stockholders identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of Class A common stock listed under the column “Number of Shares Being Offered” in the table below. The table below and footnote disclosure following the table sets forth the name of each selling stockholder and the number of shares of our Class A common stock beneficially owned by the selling stockholder prior to and after this offering. The table below has been prepared based upon information furnished to us by the selling stockholders, and the selling stockholders may have sold, transferred or otherwise disposed of some or all of their shares since providing such information to us. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly and as required.

The number of shares beneficially owned by each selling stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Percentage ownership is based on 312,179,764 shares of Class A common stock outstanding as of February 28, 2022. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of Class A common stock subject to options or other rights held by such person that are currently exercisable or will become exercisable within 60 days of February 28, 2022 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless noted otherwise, the address of all listed selling stockholders is c/o Desktop Metal, Inc., 63 3rd Avenue, Burlington, Massachusetts 01803.

We have assumed that all shares of Class A common stock reflected in the table as being offered in the offering covered by this prospectus will be sold from time to time in this offering. The selling stockholders may offer some, all or none of their shares of Class A common stock being offered in the offering.

In June 2021, our affiliate entered into service agreements with each of Charles-Edouard Moens de Hase and Matthias Hick pursuant to which Messrs. Moens de Hase and Hicks provide certain consulting services to us. In addition, certain of the selling stockholders in the following table are our employees.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Shares Beneficially Owned Prior to the Offering			Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Number of Shares	Percentage	Number of Shares Being Offered	Number of Shares	Percentage
Ann and Eberhad Voit	103,975	*	103,975	-	-
Antoine Deblire	7,310	*	7,310	-	-
Barbara D. Boyan	1,044	*	1,044	-	-
Bram Neirinck	4,386	*	4,386	-	-
Charles-Edouard Moens de Hase	100,844	*	100,844	-	-
Chemence, Inc.(1)	73,916	*	73,916	-	-
Clear Fir Partners, LP(2)	13,166	*	9,666	3,500	*
Curtis Collar	1,044	*	1,044	-	-
Dodd Grande	1,044	*	1,044	-	-
DSM Venturing B.V.(3)	443,507	*	443,507	-	-
Ellery Buchanan	79,311	*	79,311	-	-
Eric Parker	14,089	*	14,089	-	-
Innovation Fund SA/NV(4)	160,902	*	160,902	-	-
Jonathan Soler Lillo	4,386	*	4,386	-	-
Johnathan King	1,386	*	1,386	-	-
Lionel Bolkaerts	2,485	*	2,485	-	-
M4KE.IT SRL(5)	186,613	*	186,613	-	-
Martin Marchal	2,485	*	2,485	-	-
Matthias Hick	121,579	*	121,579	-	-
McCarley Family LLC(6)	11,253	*	11,253	-	-
McDermott Staff, LLC(7)	589,016	*	589,016	-	-
Michael Seeligson	12,317	*	12,317	-	-
Michael Moussa	4,846	*	4,846	-	-
Molly Seeligson	2,306	*	2,306	-	-
Noshaq Spin-Offs S.A.(8)	160,902	*	160,902	-	-
Peter A. Smith	5,469	*	5,469	-	-
Peter Mercelis	120,186	*	120,186	-	-
Philip Brent Duncan	198,840	*	198,840	-	-
Rigoberto Advincula	1,044	*	1,044	-	-
Sara Janssens	7,844	*	7,844	-	-
Stephen Kay	41,552	*	41,552	-	-
Walter Voit	287,202	*	287,202	-	-
Wendover Investments, LP(9)	219,079	*	219,079	-	-
William R. Krenik	4,525	*	4,525	-	-

* Less than 1%

(1)	James Cooke, the Chief Executive Officer of Chemence, Inc., and has voting and investment control of the shares held by the Selling Stockholder. The principal business address is 185 Bluegrass Valley Parkway, Alpharetta, GA 30005.
(2)	John E. Cunningham is the General Partner of Clear Fir Partners, LP. and has voting and investment control of the shares held by the Selling Stockholder. The principal business address is 4651 NE Laurelcrest Lane, Seattle, WA 98105.
(3)	Pieter Wolters is the Managing Director of DSM Venturing B.V., Hans Vossen is a Director and Patricia Malarkey is a Director. Together, Mr. Wolters, Mr. Vossen and Ms. Malarkey have voting and investment control of the shares held by the Selling Stockholder. The principal business address is c/o DSM Venturing BV, Het Overloon 1, 6411TE Heerlen, Netherlands.
(4)	Francois Cornelis is the Chairman of Innovation Fund SA/NV. The principal place of business of Innovation Fund SA/NV is Boulevard Auguste Reyers 80, Brussels 1030.
(5)	Alexis Bedoret is the owner of M4KE.IT SRL. The principal place of business of M4KE.IT SRL is 5 Rue Labert-Lombard, 4000 Liège, Belgium 4000.
(6)	William David McCarley is the Manager of McCarley Family LLC. The principal place of business of McCarley Family LLC is 2960 Majestic Oak Drive, Grapevine, TX 76051.
(7)	The principal place of business of McDermott Staff, LLC is 4303 Glenleigh Drive, Dallas, TX 75220.
(8)	Noshaq Spin-Offs S.A., a public limited company, with its head office at 4031 Angleur, avenue Pré-Aily 4, is represented in accordance with its articles of association by S.R.L. OUSIA OPERATIONS, Managing Director, which is represented by Mr. Marc Foidart, and S.C.R.L. Venture Coaching, Director, which is represented by Mrs. Nathalie Benoit.
(9)	Dan Patterson is the Manager of Wendover Investments Management, LLC. The principal place of business of Wendover Investment LP is P.O. Box 140627, Dallas, Texas 75214.

PLAN OF DISTRIBUTION

We are registering 2,986,353 shares of Class A common stock for possible sale by the selling stockholders from time to time. We are required to pay all fees and expenses incident to the registration of the shares of our Class A common stock to be offered and sold pursuant to this prospectus.

The shares of Class A common stock beneficially owned by the selling stockholders covered by this prospectus may be offered and sold from time to time by the selling stockholders. As used in this prospectus, “selling stockholders” includes donees, pledgees, transferees or other successors in interest selling securities received from a selling stockholder as a gift, pledge, partnership distribution or other transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The selling stockholders may dispose of their shares by one or more of, or a combination of, the following methods:

•	distributions to members, partners, stockholders or other equityholders of the selling stockholders;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the NYSE;

•	through trading plans entered into by a selling stockholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	to or through underwriters or broker-dealers;

•	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. A selling stockholder that is an entity may elect to make an in-kind distribution of common stock to its members, partners, stockholders or other equityholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, stockholders or other equityholders are not affiliates of ours, such members, partners, stockholders or other equityholders would thereby receive freely tradable shares of Class A common stock pursuant to a distribution pursuant to the registration statement of which this prospectus forms a part.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of our Class A common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell shares of our Class A common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A selling stockholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any selling stockholder or borrowed from any selling stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any selling stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any selling stockholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

LEGAL MATTERS

Latham & Watkins LLP will pass upon certain legal matters relating to the sale of the securities offered hereby on behalf of Desktop Metal, Inc. Additional legal matters may be passed upon for us, the selling stockholders, or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement. Certain attorneys affiliated with Latham & Watkins LLP own shares of our Class A common stock.

EXPERTS

The financial statements of Desktop Metal, Inc. and its subsidiaries as of and for the years ended December 31, 2021 and 2020 incorporated by reference in this Prospectus, and the effectiveness of Desktop Metal Inc.'s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which express an unqualified opinion on the financial statements and an adverse opinion on the effectiveness of Desktop Metal, Inc.'s internal control over financial reporting. Such financial statements are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of The ExOne Company for the years ended December 31, 2020 and 2019 incorporated by reference in Desktop Metal, Inc.’s Amendment to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 13, 2021 have been audited by Schneider Downs & Co., Inc., independent registered public accounting firm, as set forth in their report thereon incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein in reliance upon the report of Schneider Downs & Co., Inc. pertaining to such consolidated financial statements given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

Securities and Exchange Commission registration fee		$3,996
FINRA filing fee	$	*
Accountants’ fees and expenses	$	*
Legal fees and expenses	$	*
Blue Sky fees and expenses	$	*
Transfer Agent’s fees and expenses	$	*
Printing and engraving expenses	$	*
Miscellaneous	$	*
Total expenses	$	*

* To be filed by amendment.

Item 15. Indemnification of Directors and Officers

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our restated certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our restated certificate of incorporation provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of Class A common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, against certain liabilities.

Item 16. Exhibits

Exhibit Number	Description

3.1	Second Amended and Restated Certificate of Incorporation of Desktop Metal, Inc. (incorporated by reference to the Company’s Current Report on Form 8-K filed on December 14, 2020).

3.2	Amended and Restated Bylaws of Desktop Metal, Inc. (incorporated by reference to the Company’s Current Report on Form 8-K filed on December 14, 2020).

4.1	Form of Specimen Certificate Representing Class A Common Stock (incorporated by reference to the Company’s Registration Statement on Form S-1 filed on March 8, 2019).

5.1	Opinion of Latham & Watkins LLP. (incorporated by reference to Exhibit 5.1 of Amendment No. 1 to the Company's Registration Statement on Form S-1 filed with the SEC on July 12, 2021).

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.3	Consent of Schneider Downs & Co., Inc., independent registered public accounting firm.

24.1	Powers of Attorney (incorporated by reference to initial filing of the registration statement).

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, Commonwealth of Massachusetts, on March 15, 2022.

DESKTOP METAL, INC.

By:	/s/ Ric Fulop
Ric Fulop
Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ric Fulop	Chief Executive Officer and Chairman (principal executive officer)	March 15, 2022
Ric Fulop

/s/ James Haley	Chief Financial Officer (principal financial officer and principal accounting officer)	March 15, 2022
James Haley

*	Director	March 15, 2022
Scott Dussault

/s/ James Eisenstein	Director	March 15, 2022
James Eisenstein
*	Director	March 15, 2022
Dayna Grayson

*	Director	March 15, 2022
Leo Hindery, Jr.

*	Director	March 15, 2022
Wen Hsieh

*	Director	March 15, 2022
Jeff Immelt

*	Director	March 15, 2022
Stephen Nigro

*	Director	March 15, 2022
Steve Papa

*	Director	March 15, 2022
Bilal Zuberi

*By: /s/ Ric Fulop
Ric Fulop Attorney-in-fact